Exhibit a.2

Articles of Amendment OF

OxFORD LANE CAPITAL CORP.

Oxford Lane Capital Corp., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its Articles of Amendment and Restatement (the “Charter”) as currently in effect as hereafter set forth.

SECOND: The Charter is hereby amended by deleting the existing Section 5.1 in its entirety and substituting in lieu thereof a new Section 5.1 which reads as follows:

Section 5.1 Authorized Shares.  The Corporation has authority to issue 500,000,000 shares of stock, consisting of 450,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $5,000,000.  If shares of one class of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  A majority of the entire Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

THIRD: The amendment to the Charter as set forth above has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law to be made without action by stockholders.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately before the amendment to the Charter as set forth above was 100,000,000 of which 90,000,000 shares were of a class denominated common stock, $0.01 par value per share, and 10,000,000 shares were of a class denominated preferred stock, $0.01 par value per share. The aggregate par value of all shares of all classes immediately before the amendment to the Charter as set forth above was $1,000,000.

FIFTH: The total number of shares of stock which the Corporation has authority to issue immediately after the amendment to the Charter as set forth above is 500,000,000 of which 450,000,000 shares are of a class denominated common stock, $0.01 par value per share, and 50,000,000 shares are of a class denominated preferred stock, $0.01 par value per share. The aggregate par value of all shares of all classes immediately after the amendment to the Charter as set forth above is $5,000,000.

SIXTH: The amendment to the Charter did not change any of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any of the Corporation’s stock.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on January 31, 2020.

Oxford Lane Capital Corp.

Attest:	/s/ Bruce L. Rubin	By:	/s/ Saul B. Rosenthal
	Bruce L. Rubin		Saul B. Rosenthal
	Secretary		President

THE UNDERSIGNED, Saul B. Rosenthal, President of Oxford Lane Capital Corp. who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

/s/ Saul B. Rosenthal
Saul B. Rosenthal
President